UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 2, 2007

AUDIBLE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26529	22-3407945
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Willowbrook Boulevard, Wayne, NJ	07470
(Address of Principal Executive Offices)	(Zip Code)

(973) 837-2700
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On January 2, 2007, Audible, Inc. (the “Company”) entered into amended and restated employment agreements with Donald R. Katz, Chief Executive Officer and Glenn Rogers, Chief Operating Officer which provide for the following:

Donald R. Katz, Chief Executive Officer

•
Under his employment agreement (the “Katz Employment Agreement”), Mr. Katz will receive an annual base salary of $300,000. The Katz Employment Agreement also provides that Mr. Katz will be eligible to earn a bonus from the Company, payable in the form of a stock award of up to 25,000 shares each year under the Audible, Inc. 1999 Stock Incentive Plan, as amended (the “Plan”). Fifty percent of the yearly stock award may be granted in the discretion of the Compensation Committee of the Board of Directors, and 50% will be granted if certain mutually agreed-upon individual objectives and corporate performance levels relative to budgeted revenue and EBITDA are met. All stock awards granted pursuant to the above arrangement will vest immediately upon their grant.

•
Provided he is then employed by the Company, Mr. Katz will receive additional grants of 20,000 restricted stock units (the “Units”) and an option to purchase 60,000 shares of common stock of the Company (the “Options”) under the Plan on the first business day of each of 2007, 2008 and 2009. The Options will have an exercise price per share equal to the closing market price on the last trading day immediately preceding the effective date of the grant, in accordance with the Plan. Subject to Mr. Katz’s continued employment by the Company, the Units and Options will vest in equal amounts semi-annually over three years from the date of their grant. In the event of a sale or merger of the Company, 50% of Mr. Katz’s unvested Options and Units will automatically vest. Additional accelerated vesting may also be approved by the Company’s Board of Directors at the time of such sale or merger. Notwithstanding the foregoing, and subject to additional accelerated vesting pursuant to the Severance Agreement (as described below), in the event Mr. Katz’s employment is terminated, Options and Units that are not vested as of the date of termination will be forfeited by Mr. Katz without payment by the Company of any consideration. Mr. Katz will continue to be eligible to participate in the Company’s employee benefit programs (including medical, dental and other insurance programs) generally available to employees of the Company.

•
The terms of the letter agreement by and between the Company and Mr. Katz, dated July 30, 2003, dealing with severance and the conditions thereof (the “Severance Agreement”) will continue in effect for three years from the date of Mr. Katz’s employment agreement, with the modifications described below:

•
Payments under the Severance Agreement will not be triggered if Mr. Katz ceases to hold the title of, or have the authority, duties or responsibilities of, Chief Executive Officer but continues to have the opportunity to serve as executive chairman of the Company;

•
The Board of Directors, in its discretion, may choose to accelerate vesting of outstanding Options or Units in addition to the 50% vesting of unvested Options provided for under Paragraph 4 of the Severance Agreement; and

•
Solely to the extent required to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), all payments due under the Severance Agreement during the six-month period measured from the date that Mr. Katz incurs a Separation from Service (as defined under Section 409A) will accrue and be paid to Mr. Katz with interest at prime plus 1% on the first business day after expiration of such six-month period. Mr. Katz will not be entitled to severance if his employment is terminated at any time and for any reason after three years from the date of his Katz Employment Agreement.

Glenn Rogers, Chief Operating Officer

•
Under his employment agreement (the “Rogers Employment Agreement”), Mr. Rogers will receive an annual base salary of $250,000. The Rogers Employment Agreement provides that Mr. Rogers will be eligible to earn a bonus from the Company, with an annual target payout of 50% of his base salary. The actual bonus payout shall be determined based upon meeting mutually agreed upon individual objectives and corporate performance levels.

•
Effective January 2, 2007, Mr. Rogers will receive an award of 50,000 Units and an award of 25,000 Units. Subject to Mr. Rogers’ continued employment by the Company, the 50,000 Unit grant shall vest as follows: (a) 33.3% of the Units will vest on the first anniversary of the grant date, (b) 33.3% of the Units will vest on the second anniversary of the grant date and (c) 33.4% of the Units will vest on the third anniversary of the grant date. Also subject to Mr. Rogers’ continued employment by the Company, the 25,000 Unit grant shall vest in full on June 1, 2008. In the event of a sale or merger of the Company, 50% of Mr. Rogers’ unvested Units will automatically vest. Additional accelerated vesting may also be approved by the Company’s Board of Directors at the time of such sale or merger. In the event Mr. Roger’s employment is terminated, Units that are not vested as of the date termination will be forfeited without payment by the Company of any consideration. Mr. Rogers will continue to be eligible to participate in the Company’s employee benefit programs (including medical, dental and other insurance programs) generally available to all full-time employees of the Company. The Rogers Employment Agreement contains other severance provisions and covenants.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

a) Financial Statements of the Business Acquired - Not Applicable

b) Pro Forma Financial Information - Not Applicable

c) Shell Company Transactions - Not Applicable

d) Exhibits

10.52 Letter of Employment by and between the Company and Donald R. Katz, dated January 2, 2007.

10.53 Letter of Employment by and between the Company and Glenn Rogers, dated January 2, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 8, 2007	Audible, Inc.
By:	/s/ Donald R. Katz
Donal R. Katz
Chief Executive Officer